SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Material

☐	Soliciting Material Pursuant to [240.14a-11(c) or 240.14a-1]

STAR GAS PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

Not applicable

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[Letterhead of Star Gas Partners, L.P.]

Dear Fellow Unitholder:

As you may be aware, Star Gas Partners’ Common units (SGU) have recently reached historic highs. In fact, as indicated below, since 1999 when Star acquired Petroleum Heat and Power, the nation’s largest distributor of home heating oil, these units have provided unitholders with $31.48 per unit of value on a $14.06 investment. This represents a 168% total return, putting Star in the top 8% amongst all New York Stock Exchange listed companies (Source: Standard and Poor’s). Please note, that during this time frame, the S&P 500 fell 21%.

This performance was in large measure due to Star’s acquiring 54 heating oil and propane companies over the period, as well as the significant progress in realizing base business operating excellence. While we are pleased with our historic results, we look forward to continued success based, not only on our acquisitions program, but also on taking advantage of Petro’s unique size in the heating oil industry to grow organically as well as through other strategic initiatives.

In an effort to realize this potential, Star is seeking your permission to allow for the future issuance of additional common units by approving three amendments to the Partnership Agreement. Management and our Board recommend that you vote IN FAVOR of the proposals on the Agenda, which we believe will facilitate Star’s continued growth.

You can vote for these amendments by completing the enclosed proxy card and returning it in the business reply envelope provided. Please note, you can also vote your shares by telephone or via the Internet as described in the enclosed card. Remember, every vote counts, so no matter how many units you hold, please vote. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies. Any questions about the proposals or request for additional copies of the proxy material should be directed to Georgeson at 800-960-7546.

We thank you for your ongoing support and loyalty, and look forward to keeping you updated about future developments on a regular basis.

With warm regards,

/S/    IRIK P. SEVIN

Irik P. Sevin

Chairman and Chief Executive Officer

[Letterhead of Star Gas Partners, L.P.]

Dear Fellow Unitholder:

As you may be aware, Star Gas Partners’ Senior Subordinated units (SGH) have recently reached historic highs. In fact, as indicated below, since 1999 when Star acquired Petroleum Heat and Power, the nation’s largest distributor of home heating oil, these units have provided unitholders with $22.95 per unit of value on a $7.13 investment. This represents a 287% total return, putting Star in the top 2% amongst all New York Stock Exchange listed companies (Source: Standard and Poor’s). Please note, that during this time frame, the S&P 500 fell 21%.

This performance was in large measure due to Star’s acquiring 54 heating oil and propane companies over the period, as well as the significant progress in realizing base business operating excellence. While we are pleased with our historic results, we look forward to continued success based, not only on our acquisitions program, but also on taking advantage of Petro’s unique size in the heating oil industry to grow organically as well as through other strategic initiatives.

In an effort to realize this potential, Star is seeking your permission to allow for the future issuance of additional common units by approving three amendments to the Partnership Agreement. Management and our Board recommend that you vote IN FAVOR of the proposals on the Agenda, which we believe will facilitate Star’s continued growth.

You can vote for these amendments by completing the enclosed proxy card and returning it in the business reply envelope provided. Please note, you can also vote your shares by telephone or via the Internet as described in the enclosed card. Remember, every vote counts, so no matter how many units you hold, please vote. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies. Any questions about the proposals or request for additional copies of the proxy material should be directed to Georgeson at 800-960-7546.

We thank you for your ongoing support and loyalty, and look forward to keeping you updated about future developments on a regular basis.

With warm regards,

/S/    IRIK P. SEVIN

Irik P. Sevin

Chairman and Chief Executive Officer